Exhibit 5

                 [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT]


July 6, 1999


Toys "R" Us, Inc.
461 From Road
Paramus, New Jersey  07652

Re:   Toys "R" Us, Inc. Registration Statement on Form S-8
      ----------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to Toys "R" Us, Inc. (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of up to 1,199,013 shares of common stock, par value $.10 per share, of the Company (the "Common Stock") to be issued pursuant to the Company's Non-Employee Directors' Stock Unit Plan (the "Stock Unit Plan"), Non-Employee Directors' Stock Option Plan (the "Stock Option Plan") and Non-Employee Directors' Deferred Compensation Plan (the "Deferred Compensation Plan" and together with the Stock Unit Plan and the Stock Option Plan, the "Plans"). Up to 1,000,000 authorized and unissued shares of Common Stock (the "Shares") are reserved for issuance pursuant to the Stock Option Plan, which Shares may be issued pursuant to either of the Stock Option Plan or the Deferred Compensation Plan.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Plans, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

Toys "R" Us, Inc.                     -2-                           July 6, 1999



In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

We are members of the Bar of the State of New York, and in rendering the opinion below, we do not purport to be an expert in, or express any opinion concerning, the laws of any jurisdiction other than the substantive laws of the State of New York and the General Corporation Law of the State of Delaware (in each case without regard to conflicts of law principles).

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Stock Option Plan and/or the Deferred Compensation Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,



/s/  Cadwalader, Wickersham & Taft